UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 8, 2011

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2011, American Tower Corporation (the “Company”) issued a press release announcing that it had entered into a credit agreement (the “credit agreement”) in connection with its new unsecured revolving credit facility that allows the Company to borrow $860 million and, subject to receiving additional commitments, up to $1.0 billion (the “new credit facility”).

The interest rate on the new credit facility is determined based on a margin above either LIBOR or a defined base rate, at the Company’s election. For LIBOR based borrowings, interest rates will range from 1.350% to 2.600% above the LIBOR rate. For base rate borrowings, interest rates will range from 0.350% to 1.600% above the defined base rate. In each case, the margin is based upon the Company’s debt ratings. The credit agreement provides for a quarterly commitment fee on the undrawn portion of the new credit facility ranging from 0.250% to 0.550% per annum, based upon the Company’s debt ratings. The current margin over LIBOR that the Company would incur on borrowings is 1.850% and the current commitment fee on the undrawn portion of the new credit facility is 0.350%.

The credit agreement contains certain financial ratios and operating covenants and other restrictions (including limitations on additional debt, guaranties, sales of assets and liens) with which the Company must comply. The credit agreement contains the following three financial maintenance tests with which the Company must comply (each of the capitalized terms, as defined in the credit agreement):

•	a consolidated total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries);

•	a consolidated senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries); and

•	an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

Any failure to comply with the financial and operating covenants of the credit agreement would not only prevent the Company from being able to borrow additional funds, but would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

The credit agreement also contains reporting and information covenants that require the Company to provide financial and operating information within certain time periods. If the Company is unable to provide the required information on a timely basis, the Company would be in breach of these covenants.

The credit agreement for the Company’s new credit facility is with Bank of America, N.A., as Administrative Agent, Bank of America, N.A., Barclays Bank plc and JPMorgan Chase Bank, N.A., as Issuing Banks, Barclays Capital, as Syndication Agent, Merrill Lynch, Pierce, Fenner and Smith Incorporated and Barclays Capital, as Co-Lead Arrangers, and Merrill Lynch, Pierce, Fenner and Smith Incorporated, Barclays Capital, Citibank, N.A., Credit Suisse AG, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., Royal Bank of Canada and The Royal Bank of Scotland plc, as Joint Bookrunners, and lenders that are signatories thereto, and is dated as of April 8, 2011. The new credit facility has a term of five years and matures on April 8, 2016. All amounts will be due and payable at maturity. The new credit facility does not require amortization of payments and may be repaid prior to maturity in whole or in part at the Company’s option without penalty or premium. The new credit facility allows the Company to use borrowings for working capital needs, to finance acquisitions and for other general corporate purposes of the Company and its subsidiaries (including, without limitation, to refinance or repurchase other indebtedness and, provided certain conditions are met, to repurchase the Company’s equity securities, in each case without additional lender approval).

Certain of the lenders under the new credit facility and other parties to the new credit facility or their affiliates have provided, and may in the future provide, commercial banking, underwriting, lending, investment banking, and financial advisory services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they have received or will receive customary fees and commissions.

The foregoing is only a summary of certain provisions of the new credit facility and is qualified in its entirety by the terms of the credit agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure

In connection with management’s ongoing review of the Company’s available tax strategies, information concerning the potential range of the required special earnings and profits (“E&P”) distribution in the event the Company elects real estate investment trust (“REIT”) status for the taxable year beginning January 1, 2012, was discussed at an investor meeting on April 11, 2011. Assuming and subject to, among other things, the board’s approval of such a REIT election and the timing of taxable transactions, the potential aggregate amount of the special E&P distribution would be no more than $400 million and is anticipated in all likelihood to be materially less than that amount. This amount could be adjusted to any amount that the Company’s board may determine as appropriate in order to qualify as a REIT.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated April 12, 2011 (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION (Registrant)

Date: April 12, 2011	By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated April 12, 2011 (furnished herewith).